                                                                     Exhibit 4.1



                          CERTIFICATE OF DESIGNATIONS,

                            PREFERENCES AND RIGHTS OF

                CLASS A, SERIES H CONVERTIBLE PREFERRED STOCK OF

                               SEDONA CORPORATION

                  PURSUANT TO SECTION 1522 OF THE PENNSYLVANIA

                            BUSINESS CORPORATION LAW



         The undersigned, being the President and Chief Executive Officer of Sedona Corporation, a corporation organized and existing under and by virtue of the laws of the Commonwealth of Pennsylvania (hereinafter the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That pursuant to authority expressly granted and vested in the Board of Directors of said Corporation by the provisions of the Corporation's Articles of Incorporation, said Board of Directors adopted the following resolution on March 28, 2000 determining the designations, preferences and rights of its Class A, Series H Convertible Preferred Stock:

         RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Articles of Incorporation (the "Articles of Incorporation"), a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series H Convertible Preferred Stock (the "Series H Convertible Preferred Stock"), to consist of 1,500 shares, par value $2.00 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be as set forth in the Certificate of Designations annexed hereto:

         1. Number of Shares of Series H Convertible Preferred Stock. Of the 357,500 shares of authorized but undesignated Class A Preferred Stock ("Preferred Stock") of the Corporation, one thousand five hundred (1,500) shares shall be designated and known as Series H Convertible Preferred Stock, par value $2.00 per share ("Series H Convertible Preferred Stock").

         2.   Voting.
              ------

                  (a) Unless required by law, no holder of any shares of Series H Convertible Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or any written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Corporation for their action or consideration. Notwithstanding the foregoing, the Corporation shall provide each holder of record of Series H Convertible Preferred Stock with timely notice of every meeting of stockholders of the Corporation and shall provide each holder with copies of all proxy materials distributed in connection therewith.

                                       2
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                  (b) So long as any shares of Series H Convertible Preferred
Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the Pennsylvania Business Corporation Law) of the holders of at least 85% in interest of the then outstanding shares of Series H Convertible Preferred Stock:

                           (i) alter or change the rights, preferences or
privileges of the Series H Convertible Preferred Stock;

                           (ii) create any new class or series of capital stock
or issue any additional shares of any existing class or series of capital stock, having a preference over ("Senior Securities") or parity with the Series H Convertible Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation or alter or change the rights, preferences or privileges of any Senior Securities so as to affect adversely the Series H Convertible Preferred Stock;

                           (iii) increase the authorized number of shares of
Series H Convertible Preferred Stock; or

                           (iv) do any act or thing not authorized or
contemplated by this Certificate of Designations which would result in taxation of the holders of shares of the Series H Convertible Preferred Stock under
Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  In the event holders of at least 85% in interest of the then outstanding shares of Series H Convertible Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series H Convertible Preferred Stock, pursuant to subsection (b) above, so as to affect the Series H Convertible Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series H Convertible Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days from the date of notice thereof to convert any and all shares of then held Series H Convertible Preferred Stock pursuant to the terms of this Certificate of Designation as in effect prior to such alteration or change, or else to continue to hold their shares of Series H Convertible Preferred Stock pursuant to the altered or changed terms.

         3. Dividends. The holders of shares of Series H Convertible Preferred Stock shall be entitled to receive, before any cash dividend shall be declared and paid upon or set aside for the Common Stock or any other securities which are not Senior Securities, in any fiscal year of the Corporation, out of funds legally available for that purpose, cumulative dividends payable in cash in an amount per share for such fiscal year equal to $80.00 (8%). Such dividends shall accrue daily and be payable semi-annually on June 30 and December 31 of each year, commencing June 30, 2000. In the event that the Corporation's Common Stock shall cease for any reason to be listed on The Nasdaq SmallCap Market or any national securities exchange, the cash dividend from such date forward shall be at the rate of $100 (10%) per share. The Series H Convertible Preferred Stock ranks pari passu with the outstanding Series A, Series B, Series F and Series G Convertible Preferred Stock in right of payment of dividends.

                                       3
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         4. Liquidation. (a) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of thirty (30) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidating Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation other than Senior Securities (as defined above) upon such Liquidating Event unless prior thereto, the holders of shares of Series H Convertible Preferred Stock shall have received the Liquidation Preference (as defined in Section 4(c)) with respect to each share. If upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series H Convertible Preferred Stock and holders of securities ranking pari passu as to preference upon liquidation with the Series H Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series H Convertible Preferred Stock and such pari passu securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. The Series H Convertible Preferred Stock ranks pari passu with the outstanding Series A, Series B, Series F and Series G Convertible Preferred Stock in right of distribution of the assets and funds of the Corporation upon a Liquidating Event.

                  (b) At the option of each holder, the sale, conveyance or disposition of all or substantially all of the assets of the Corporation, the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or the consolidation, merger or other business combination of the Corporation with or into any other person or persons when the Corporation is not the survivor shall be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute, upon consummation of and as a condition to such transaction an amount equal to the Liquidation Preference with respect to each outstanding share of Series H Convertible Preferred Stock held by such holder in accordance with and subject to the terms of this Section 4.

                                       4
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                  (c) The Liquidation Preference shall be the "Stated Value" of
$1,000 per share of Series H Convertible Preferred Stock, plus all accrued but unpaid dividends.

         5. Corporation's Optional Conversion. The Corporation shall have the following conversion rights with respect to the Series H Convertible Preferred
Stock:

                  (a) Right to Convert; Conversion Price. Subject to the terms, conditions, and restrictions of this Section 5, the Corporation shall have the right to convert each such share of Series H Convertible Preferred Stock (except that upon any Liquidating Event, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series H Convertible Preferred Stock) into that number of shares of Common Stock equal to the Stated Value of such share or shares of Series H Convertible Preferred Stock, plus any accrued but unpaid dividends thereon, divided by 95% of the Market Price (the "Conversion Price"). Unless the Corporation shall have obtained the approval of its voting stockholders to such issuance in accordance with the applicable rules of the Principal Market, if any, the Corporation shall not issue shares of Common Stock upon conversion of any shares of Series H Convertible Preferred Stock if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation upon conversion of shares of the Series H Convertible Preferred Stock, or issued upon exercise of the Stock Purchase Warrants issued in conjunction with the issuance of shares of Series H Convertible Preferred Stock, would exceed 19.9% of the number of shares of the Corporation's Common Stock which were issued and outstanding on the Original Issuance Date. The Corporation's right to convert shares of Series H Convertible Preferred Stock shall be pro rated among the original purchasers of such shares and their respective subsequent transferees, if any, in order to comply with the aforesaid overall limitation.

                  (b) Conversion Date. (i) The Corporation may convert the shares of Series H Convertible Preferred Stock at any time on or after the date on which payment for the sale of the first share of Series H Convertible Preferred Stock is received by the Corporation (the "Original Issuance Date") through the end of the thirty-third month following the Original Issuance Date, unless otherwise agreed to in writing by the Corporation and the affected holder.


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                                    (ii) In no event shall the Corporation be
permitted to convert any shares of Series H Convertible Preferred Stock of a holder which would cause (x) the number of shares of Common Stock beneficially owned by such holder (other than shares of Common Stock issuable upon conversion of shares of Series H Convertible Preferred Stock) plus (y) the number of shares of Common Stock issuable upon such conversion of those shares of Series H Convertible Preferred Stock sought to be converted, to exceed 4.9% of the number of shares of Common Stock then issued and outstanding, including those shares issuable upon conversion of the Series H Convertible Preferred Stock held by such holder after application of this Section 5(b)(ii). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. To the extent that the limitation contained in this Section 5(b)(ii) applies, the determination of whether shares of Series H Convertible Preferred Stock are convertible (in relation to other securities owned by holder) and of which shares of Series H Convertible Preferred Stock are convertible shall be in the sole discretion of the Corporation and the conversion of shares of Series H Convertible Preferred Stock shall be deemed to be the Corporation's determination of whether such shares of Series H Convertible Preferred Stock are convertible (in relation to other securities owned by the holder) and of which shares of Series H Convertible Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the holder shall have no obligation or right to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of the Corporation to convert such shares of Series H Convertible Preferred Stock at such time as such conversion will not violate the provisions of this paragraph. The provisions of this Section 5(b)(ii) may be waived by the Corporation as to a holder (and solely as to such holder) upon not less than 75 days' prior notice to such holder, and the provisions of this Section 5(b)(ii) shall continue to apply until such 75th day (or such later date as may be specified in such notice of waiver). No conversion in violation of this paragraph but otherwise in accordance with this Certificate of Designation shall affect the status of the Common Stock issued upon such conversion as validly issued, fully-paid and nonassessable.

                  (c) Notice of Conversion. The right of conversion shall be exercised by the Corporation by giving written notice (the "Corporation's Conversion Notice") to the affected holder, by facsimile or by registered mail or overnight delivery service, with a copy by facsimile to the Corporation's then transfer agent for its Common Stock, as designated by the Corporation from time to time, that the Corporation elects to convert a specified number of shares of Series H Convertible Preferred Stock representing a specified Stated Value thereof into Common Stock. Such holder shall surrender, in person or by registered mail or overnight delivery service, the certificate or certificates for the shares to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series H Convertible Preferred Stock) at any time during its usual business hours by the date set forth in the Corporation's Conversion Notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The Corporation's Conversion Notice shall include therein the Stated Value of shares of Series H Convertible Preferred Stock to be converted, and a calculation of (i) the Market Price, (ii) the Conversion Price and (iii) the number of shares of Common Stock to be issued in connection with such conversion. Such calculations by the Corporation shall be conclusive except for manifest error.

                  (d) Issuance of Certificates; Time Conversion Effected. (i) Promptly, but in no event more than three (3) Trading Days, after the surrender of the certificate or certificates for the share or shares of Series H Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which such shares of Series H Convertible Preferred Stock have been converted. Such conversion shall be deemed to have been effected on the date on which such certificate or certificates shall have been received by the Corporation, and at such time the rights of the holder of such share or shares of Series H Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. Issuance of shares of Common Stock issuable upon conversion which are requested to be registered in a name other than that of the registered holder shall be subject to compliance with all applicable federal and state securities laws.

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                  (ii) The Corporation understands that a delay in the issuance of the shares of Common Stock beyond three (3) Trading Days could result in economic loss to the holder. As compensation to the holder for such loss, the Corporation agrees to pay late payments to the holder for late issuance of shares of Common Stock upon conversion in accordance with the following schedule (where "No. Trading Days Late" is defined as the number of Trading Days beyond three (3) Trading Days from the date of receipt by the Corporation of the certificate or certificates representing the shares of Series H Convertible Preferred Stock to be converted):


                                           Late Payment For Each
                                          $10,000 of Stated Value
No. Trading Days Late                      Amount Being Converted
-------------------------------     -------------------------------------

1                                                   $100
2                                                   $200
3                                                   $300
4                                                   $400
5                                                   $500
6                                                   $600
7                                                   $700
8                                                   $800
9                                                   $900
10                                                 $1,000
>10                                  $1,000 + $200 for each Trading Day
                                            Late beyond 10 days

The Corporation shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit holder's right to pursue injunctive relief and/or actual damages for the Corporation's failure to issue and deliver Common Stock to the holder, including, without limitation, the holder's actual losses occasioned by any "buy-in" of Common Stock necessitated by such late delivery. Furthermore, in addition to any other remedies which may be available to the holder, in the event that the Corporation fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days of the date of receipt of the certificate or certificates for the shares to be converted, the holder will be entitled to revoke the Corporation's Conversion Notice by delivering a notice to such effect to the Corporation whereupon the Corporation and the holder shall each be restored to their respective positions immediately prior to delivery of the Corporation's Conversion Notice except that the holder shall retain the right to receive both the late payment amounts set forth above plus the actual cost of any "buy-in."

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                  (e) Fractional Shares. No fractional shares shall be issued upon conversion of Series H Convertible Preferred Stock into Common Stock. All fractional shares shall be rounded up to the nearest whole share.

                  (f) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, or, in the case of any consolidation, merger or mandatory share exchange of the Corporation with any other company in which such other company is the surviving entity then, as a condition of such reorganization, reclassification or exchange, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series H Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series H Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization, reclassification or exchange not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion rights and the fixing of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. For clarity, it is the intention of the Corporation that its conversion rights shall survive any consolidation, merger or mandatory share exchange and that the conversion rights granted hereunder shall be exercisable by any such successor corporation, and shall not be terminated or fixed as to amount upon the consummation of any such transaction.

                  (g) Adjustments for Splits, Combinations, etc. The Conversion Price and the number of shares of Common Stock into which the Series H Convertible Preferred Stock shall be convertible shall be adjusted for stock splits, stock dividends, combinations or other similar events. No adjustment to the Conversion Price will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to exercise for fair value of options or warrants.

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         6. Holder's Optional Conversion. The holders of shares of Series H
Convertible Preferred Stock shall have the following conversion rights:

                  (a) Right to Convert; Conversion Price. Subject to the terms, conditions, and restrictions of this Section 6, the holder of any shares of Series H Convertible Preferred Stock shall have the right to convert each such share of Series H Convertible Preferred Stock (except that upon any Liquidating Event, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series H Convertible Preferred Stock) into that number of shares of Common Stock equal to the Stated Value of such share or shares of Series H Convertible Preferred Stock, plus any accrued but unpaid dividends thereon, divided by the Conversion Price. Unless the Corporation shall have obtained the approval of its voting stockholders to such issuance in accordance with the applicable rules of the Principal Market, if any, the Corporation shall not issue shares of Common Stock upon conversion of any shares of Series H Convertible Preferred Stock if such issuance of Common Stock, when added to the number of shares of Common Stock previously issued by the Corporation upon conversion of shares of the Series H Convertible Preferred Stock, or issued upon exercise of the Stock Purchase Warrants issued in conjunction with the issuance of shares of Series H Convertible Preferred Stock, would exceed 19.9% of the number of shares of the Corporation's Common Stock which were issued and outstanding on the Original Issuance Date. The right to convert shares of Series H Convertible Preferred Stock shall be pro rated among the original purchasers of such shares and their respective subsequent transferees, if any, in order to comply with the aforesaid overall limitation. In the event that the Corporation has not obtained stockholder approval of such issuance prior to receipt of a Conversion Notice which would otherwise violate this provision, the Corporation shall honor such conversion request (resulting in an issuance in excess of 19.9%) in cash in an amount equal to the Redemption Price set forth in Section 7, plus accrued interest.

                  (b) Conversion Date. (i) The holder of any shares of Series H Convertible Preferred Stock may convert the shares of Series H Convertible Preferred Stock purchased by such holder from the Company at any time following the end of the thirty-third month following the Original Issuance Date through the end of the thirty-sixth month following the Original Issuance Date, unless otherwise agreed to in writing by the Corporation and the affected holder.

                                    (ii) Subject to the holder's waiver as
hereinafter provided, in no event shall a holder be permitted to convert any shares of Series H Convertible Preferred Stock which would cause, (x) the number of shares of Common Stock beneficially owned by such holder (other than shares of Common Stock issuable upon conversion of shares of Series H Convertible Preferred Stock) plus (y) the number of shares of Common Stock issuable upon such conversion of those shares of Series H Convertible Preferred Stock sought to be converted, to exceed 4.9% of the number of shares of Common Stock then issued and outstanding, including those shares issuable upon conversion of the Series H Convertible Preferred Stock held by such holder after application of this Section 6(b)(ii). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. To the extent that the limitation contained in this Section 6(b)(ii) applies, the determination of whether shares of Series H Convertible Preferred Stock are convertible (in relation to other securities owned by holder) and of which shares of Series H Convertible Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of shares of Series H Convertible Preferred Stock for conversion shall be deemed to be such holder's determination of whether such shares of Series H Convertible Preferred Stock are convertible (in relation to other securities owned by such holder) and of which shares of Series H Convertible Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Corporation shall have no obligation or right to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of a holder to convert such shares of Series H Convertible Preferred Stock at such time as such conversion will not violate the provisions of this paragraph. The provisions of this Section 6(b)(ii) may be waived by a holder of Series H Convertible Preferred Stock as to itself (and solely as to itself) upon not less than 75 days' prior notice to the Corporation, and the provisions of this Section 6(b)(ii) shall continue to apply until such 75th day (or such later date as may be specified in such notice of waiver). No conversion in violation of this paragraph but otherwise in accordance with this Certificate of Designation shall affect the status of the Common Stock issued upon such conversion as validly issued, fully-paid and nonassessable.

                  (c) Notice of Conversion. The right of conversion shall be exercised by the holder thereof by giving written notice (the "Holder's Conversion Notice") to the Corporation, by facsimile or by registered mail or overnight delivery service, with a copy by facsimile to the Corporation's then transfer agent for its Common Stock, as designated by the Corporation from time to time, that the holder elects to convert a specified number of shares of Series H Convertible Preferred Stock representing a specified Stated Value thereof into Common Stock and by surrender of the certificate or certificates for the shares to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series H Convertible Preferred Stock) at any time during its usual business hours on the date set forth in the Holder's Conversion Notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. The Holder's Conversion Notice shall include therein the Stated Value of shares of Series H Convertible Preferred Stock to be converted, and a calculation of (i) the Market Price, (ii) the Conversion Price, and (iii) the number of shares of Common Stock to be issued in connection with such conversion. Such calculations by the holder shall be conclusive except for manifest error.

                  (d) Issuance of Certificates; Time Conversion Effected. (i) Promptly, but in no event more than three (3) Trading Days, after the receipt of the Holder's Conversion Notice referred to in Section 6(c) and surrender of the certificate or certificates for the share or shares of Series H Convertible Preferred Stock to be converted (if required), the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which such shares of Series H Convertible Preferred Stock have been converted. Such conversion shall be deemed to have been effected on the date on which such Holder's Conversion Notice and the certificate or certificates to be converted shall have been received by the Corporation, and at such time the rights of the holder of such share or shares of Series H Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. Issuance of shares of Common Stock issuable upon conversion which are requested to be registered in a name other than that of the registered holder shall be subject to compliance with all applicable federal and state securities laws.

                  (ii) The Corporation understands that a delay in the issuance of the shares of Common Stock beyond three (3) Trading Days could result in economic loss to the holder. As compensation to the holder for such loss, the Corporation agrees to pay late payments to the holder for late issuance of shares of Common Stock upon conversion in accordance with the following schedule (where "No. Trading Days Late" is defined as the number of Trading Days beyond three (3) Trading Days from the date of receipt by the Corporation of the Holder's Conversion Notice):


                                             Late Payment For Each
                                            $10,000 of Stated Value
No. Trading Days Late                        Amount Being Converted
--------------------------------     --------------------------------------

1                                                     $100
2                                                     $200
3                                                     $300
4                                                     $400
5                                                     $500
6                                                     $600
7                                                     $700
8                                                     $800
9                                                     $900
10                                                   $1,000
>10                                    $1,000 + $200 for each Trading Day
                                              Late beyond 10 days

The Corporation shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit holder's right to pursue injunctive relief and/or actual damages for the Corporation's failure to issue and deliver Common Stock to the holder, including, without limitation, the holder's actual losses occasioned by any "buy-in" of Common Stock necessitated by such late delivery. Furthermore, in addition to any other remedies which may be available to the holder, in the event that the Corporation fails for any reason to effect delivery of such shares of Common Stock within five (5) Trading Days of the date of receipt of the Holder's Conversion Notice, the holder will be entitled to revoke the relevant Holder's Conversion Notice by delivering a notice to such effect to the Corporation whereupon the Corporation and the holder shall each be restored to their respective positions immediately prior to delivery of such Holder's Conversion Notice except that holder shall retain the right to receive both the late payment amounts set forth above plus the actual cost of any "buy-in."

                           (iii) If, at any time (a) the Corporation challenges,
disputes or denies the right of the holder to effect the conversion of the Series H Convertible Preferred Stock into Common Stock or otherwise dishonors or rejects any Holder's Conversion Notice properly delivered in accordance with this Section 6 or (b) any third party who is not and has never been an Affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the holder obtains a judgment or order from any court or public or governmental authority which denies, enjoins, limits, modifies or delays the right of the holder hereof to effect the conversion of the Series H Convertible Preferred Stock into Common Shares, then the holder shall have the right, by written notice to the Corporation, but in no way is the holder obligated, to require the Corporation to promptly redeem the Series H Convertible Preferred Stock for cash at a redemption price equal to one hundred twenty eight percent (128%) of the Stated Value thereof (the "Mandatory Purchase Amount"). Under any of the circumstances set forth above, the Corporation shall indemnify and hold harmless the holder and be responsible for the payment of all costs and expenses of the holder, including its reasonable legal fees and expenses, as and when incurred in disputing any such action or pursuing its rights hereunder (in addition to any other rights of the holder). The Corporation shall not refuse to honor any Holder's Conversion Notice unless its has actually been enjoined by a court of competent jurisdiction from doing so, and if so enjoined, the Corporation shall post with such court a performance bond equal to 150% of the Stated Value of the shares sought to be converted by the holder which are the subject of such injunction.

                           (iv) To the extent permitted by applicable law, the
holder shall be entitled to exercise its conversion privilege notwithstanding the commencement of any case under 11 U.S.C. ss. 101 et seq. (the "Bankruptcy Code"). In the event the Corporation is a debtor under the Bankruptcy Code, the Corporation hereby waives to the fullest extent permitted any rights to relief it may have under 11 U.S.C. ss.362 in respect of the holder's conversion privilege. The Corporation agrees, without cost or expense the holder, to take or consent to any and all action necessary to effectuate relief under 11
U.S.C. ss.362.

                  (e) Fractional Shares. No fractional shares shall be issued upon conversion of Series H Convertible Preferred Stock into Common Stock. All fractional shares shall be rounded up to the nearest whole share.

                  (f) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, or, in the case of any consolidation, merger or mandatory share exchange of the Corporation with any other company in which such other company is the surviving entity then, as a condition of such reorganization, reclassification or exchange, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series H Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series H Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization, reclassification or exchange not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion rights and the fixing of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. For clarity, it is the intention of the Corporation that the conversion rights of the holders of the Series H Convertible Preferred Stock shall survive any consolidation, merger or mandatory share exchange and that the conversion rights granted hereunder shall be exercisable against any such successor corporation, and shall not be terminated or fixed as to amount upon the consummation of any such transaction.

                  (g) Adjustments for Splits, Combinations, etc. The Conversion Price and the number of shares of Common Stock into which the Series H Convertible Preferred Stock shall be convertible shall be adjusted for stock splits, stock dividends, combinations or other similar events. No adjustment to the Conversion Price will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to exercise for fair value of options or warrants.

         7.   Mandatory Conversion.

                  (a) Mandatory Conversion Date. If upon the expiration of the Holder's Conversion Period (such date being the "Mandatory Conversion Date"), there remain issued and outstanding any shares of Series H Convertible Preferred Stock, then the Corporation shall be entitled to require all (but not less than all) holders of shares of Series H Convertible Preferred Stock then outstanding to convert their shares of Series H Convertible Preferred Stock into shares of Common Stock, at the then effective Conversion Price pursuant to Section 5(a) or into cash equal to the number of shares issuable upon conversion multiplied by the closing bid price of the Common Stock on the Principal Market on the Mandatory Conversion Date. The Corporation shall provide written notice (the "Mandatory Conversion Notice") to the holders of shares of Series H Convertible Preferred Stock of such mandatory conversion or such mandatory buy-out. The Mandatory Conversion Notice shall include (i) the Stated Value of the shares of Series H Convertible Preferred Stock to be converted or bought out, (ii) the Conversion Price at the Mandatory Conversion Date (which may refer to a formula for determining such price), and (iii) the number of shares of the Corporation's Common Stock to be issued (or the amount of cash to be paid in the event of a buy-out) upon such mandatory conversion or such mandatory buy-out at the then applicable Conversion Price. Notwithstanding the foregoing, in no event shall the Corporation convert that portion of the Series H Convertible Preferred Stock to the extent that (i) the holder will not be able to freely resell the shares of Common Stock to be received upon such Mandatory Conversion, either pursuant to an effective registration statement or Rule 144(k) or (ii) the issuance of Common Stock upon the conversion of such Series H Convertible Preferred Stock, when combined with shares of Common Stock received upon other conversions of Series H Convertible Preferred Stock by such holder and any other holders of Series H Convertible Preferred Stock or upon exercise of the Stock Purchase Warrants referred to in Section 6(a), would exceed 19.9% of the Common Stock outstanding on the Original Issuance Date (unless stockholder approval has been obtained as described in Section 6(a), if necessary), or (iii) as to any individual holder, make such holder the beneficial owner of 4.9% or more of the Company's then-outstanding Common Stock.

                  (b) Surrender of Certificates. On or before the Mandatory Conversion Date, each holder of shares of Series H Convertible Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such Mandatory Conversion Notice (or an affidavit of lost certificate in form and content reasonably satisfactory to the Corporation but which shall not require the posting of any bond), and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled within three (3) Trading Days. On the Mandatory Conversion Date, all rights with respect to the Series H Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate. All certificates evidencing shares of Series H Convertible Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof, from and after the Mandatory Conversion Date, shall be deemed to have been retired and cancelled, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized Series H Convertible Preferred Stock accordingly.

         8.   Redemption of Series H Convertible Preferred Stock.

                  (a) Right to Redeem Series H Convertible Preferred Stock. Subject to the holder's election rights contained in the penultimate sentence of this Section 8(a), upon a thirty (30) day written notice any time after the Original Issuance Date, or the closing of a consolidation, merger or mandatory share exchange in which the Corporation is not the surviving entity and in which the only consideration to be received by the holders of the Corporation's Common Stock is cash, the Corporation may, in its sole discretion, but shall not be obligated to, redeem, in whole but not in part, the then issued and outstanding shares of Series H Convertible Preferred Stock, at a price equal to (i) during the ninety (90) day period following the Original Issuance Date, one hundred ten percent (110%) of the Stated Value, (ii) on and after the 91st day and on and before the 120th day, one hundred fifteen percent (115%) of the Stated Value,
(iii) on and after the 121st day and on and before the 150th day, one hundred twenty percent (120%) of the Stated Value, (iv) on and after the 151st day and on and before the 180th day, one hundred twenty three percent (123%) of the Stated Value, and (v) on and after the 181st day, one hundred and twenty eight percent (128%) of the Stated Value, plus all accrued but unpaid dividends, provided that a registration statement permitting resale of any shares of Common Stock issuable upon conversion by the holder is then effective. Each holder shall have until the close of business on the Redemption Date to elect instead to convert such shares pursuant to Section 6 hereof, notwithstanding that the shares of Series H Convertible Preferred Stock are not otherwise convertible at such time. Any such conversions made pursuant to this Section 8 shall be made at the Conversion Price established pursuant to Section 6(a).

                  (b) Notice of Redemption. The Corporation shall provide each holder of record of the Series H Convertible Preferred Stock being redeemed with written notice of redemption (the "Redemption Notice") not less than 30 days prior to any date stipulated by the Corporation for the redemption of the Series H Convertible Preferred Stock (the "Redemption Date"). The Redemption Notice shall contain (i) the Redemption Date, (ii) the number of shares of Series H Convertible Preferred Stock to be redeemed from the holder to whom the Redemption Notice is delivered, and (iii) instructions for surrender to the Corporation of the certificate or certificates representing the shares of Series H Convertible Preferred Stock to be redeemed.

                  (c) Surrender of Certificates; Payment of Redemption Price. On or before the Redemption Date, each holder of the shares of Series H Convertible Preferred Stock to be redeemed shall surrender the required certificate or certificates representing such shares to the Corporation (or an affidavit of lost certificate in form and content reasonably satisfactory to the Corporation, but which shall not require the posting of any bond), in the manner and at the place designated in the Redemption Notice, and upon payment to the holder of the Redemption Price, each such surrendered certificate shall be cancelled and retired. If payment of such redemption price is not made in full by the Redemption Date the Holder shall again have the right to convert the Series H Convertible Preferred Stock as provided in Section 6 hereof, and the Company shall thereafter be precluded from exercising its rights under this Section 8. If a certificate is surrendered and all the shares evidenced thereby are not being redeemed with the consent of the holder, the Corporation shall issue new certificates to be registered in the names of the person(s) whose name(s) appear(s) as the owners on the respective surrendered certificates and deliver such certificate to such person(s).

         9.   Notices.  In case at any time:


                  (a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other pro rata distribution to the holders of its Common Stock; or

                  (b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

                  (c) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                  (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

                  then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to each holder of any shares of Series H Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) Trading Days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

         10. Stock to be Reserved. The Corporation, upon the effective date of this Certificate of Designations, has a sufficient number of shares of Common Stock available to reserve for issuance upon the conversion of all outstanding shares of Series H Convertible Preferred Stock, assuming immediate conversion. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series H Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series H Convertible Preferred. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued, fully paid and non-assessable. The Corporation will take all such action as may be so taken without violation of any applicable law or regulation to have a sufficient number of authorized but unissued shares of Common Stock to issue upon conversion of the Series H Convertible Preferred Stock. The Corporation will not take any action which results in any adjustment of the conversion rights if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series H Convertible Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Articles of Incorporation.

         11. No Reissuance of Series H Convertible Preferred Stock. Shares of Series H Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

         12. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series H Convertible Preferred Stock shall be made without charge to the holder for any United States issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series H Convertible Preferred Stock which is being converted.

         13. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series H Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series H Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series H Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

         14. Definitions. As used in this Certificate of Designations, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $0.001 par value, as constituted on the date of filing of this Certificate of Designations, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series H Convertible Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization, reclassification, or stock split of the outstanding shares thereof, the stock, securities or assets provided for in Section 5(f) and (g) and Section 6(f) and (g). Any capitalized terms used in this Certificate of Designations but not defined herein shall have the meanings set forth in that certain Convertible Preferred Stock and Warrants Purchase Agreement dated as of May 5, 2000 among the Corporation and the other persons signatory thereto, a copy of which will be provided to any stockholder of the Corporation upon request to the Secretary of the Corporation, without charge.

         15. Loss, Theft, Destruction of Preferred Stock. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of certificates representing shares of Series H Convertible Preferred Stock and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (which shall not include the posting of any bond), or, in the case of any such mutilation, upon surrender and cancellation of the Series H Convertible Preferred Stock certificate, the Corporation shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated certificates for Series H Convertible Preferred Stock, new certificates for Series H Convertible Preferred Stock of like tenor. The Series H Convertible Preferred Stock shall be held and owned upon the express condition that the provisions of this Section 15 are exclusive with respect to the replacement of mutilated, destroyed, lost or stolen shares of Series H Preferred Stock and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

         16. Who Deemed Absolute Owner. The Corporation may deem the person in whose name the Series H Convertible Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat it as, the absolute owner of the Series H Convertible Preferred Stock for the purpose of conversion of the Series H Convertible Preferred Stock and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effectual to satisfy and discharge the liability upon the Series H Convertible Preferred Stock to the extent of the sum or sums so paid or the conversion so made.

         17. Register. The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Series H Convertible Preferred Stock. Upon any transfer of the Series H Convertible Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Series H Convertible Preferred Stock register.

         18. Withholding. To the extent required by applicable law, the Corporation may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Corporation from any payments made pursuant to the Series H Convertible Preferred Stock.

         19. Headings. The headings of the Sections of this Certificate of Designations are inserted for convenience only and do not constitute a part of this Certificate of Designations.


         IN WITNESS WHEREOF, Marco A. Emrich, President and Chief Executive Officer of the Corporation, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has signed this Certificate of Designations as of this 3rd day of May, 2000.


                                    SEDONA CORPORATION


                                    By: /s/ Marco A. Emrich
                                       --------------------
                                         Marco A. Emrich, President and CEO